SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2007

Neuralstem, Inc.
(Exact name of registrant as specified in Charter)

Delaware	000-1357459	52-2007292

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

9700 Great Seneca Highway, Rockville, Maryland 20850
(Address of Principal Executive Offices)

(301) 366-4841
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2007, Neuralstem, Inc. (“Company”), announced the appointment of Scott V. Ogilvie and William C. Oldaker to the Company’s board of directors effective April 12, 2007. Neither Mr. Ogilvie nor Mr. Oldaker was selected pursuant to any arrangement or understanding with any person. The Board of Directors increased the number of director positions from two to four directors, with Mr. Ogilvie and Mr. Oldaker appointed to fill the vacant positions. Neither Mr. Ogilvie nor Mr. Oldaker was appointed to any committees of the Board. Both Mr. Ogilvie and Mr. Oldaker will serve as directors until the next annual shareholders meeting at which time both Mr. Ogilvie and Mr. Oldaker will be subject to reelection by the Company’s shareholders.

Mr. Scott V. Ogilvie, serves as CEO and President of Gulf Enterprises International, Ltd.. Gulf Enterprises International, Ltd, through its United States and Gulf Cooperative Counsel (“GCC”) operating partners and strategic shareholders, brings GCC regional as well as U.S. and international expertise, investment capital and operating platforms to the Middle East and North Africa markets in areas such as Infrastructure, Industrial, IT, Energy, Entertainment, Health Care and Real Estate. Mr. Ogilvie is also Managing Director & COO of CIC Group. Formed in 1995, CIC Group is a privately owned international financial services and investment holding company. Mr. Ogilvie began his career as a corporate and securities lawyer with Hill, Farrer & Burrill. Mr. Ogilvie has extensive public and private corporate board experience in finance, real estate, and technology companies. He is a founding member of the board of directors of the American Kuwaiti Alliance, a U.S. non profit corporation comprised of prominent Kuwaiti and U.S. companies and institutions. Mr. Ogilvie received his BSBA-Finance degree from the University of Denver and holds his JD from the University of California, Hastings College of Law.

Mr. William Oldaker, is a founder and partner in the Washington, D.C. law firm of Oldaker, Biden & Belair, LLP. Prior to founding the firm in 1993, Mr. Oldaker was a partner in the Washington office of the law firm of Manatt, Phelps and Phillips from 1987 to 1993. In 2004, Mr. Oldaker was a founder of Washington FirstBank in Washington, D.C. and serves as a member of the board of directors. He previously served as a director of Century National Bank, from 1982 until its acquisition in 2001. Mr. Oldaker was appointed by President Clinton to serve as a commissioner on the National Bioethics Advisory Commission, a post he held until 2001. He is a member of the Colorado, D.C. and Iowa Bar Associations, the Bar Association for the Court of Appeals, D.C., and the Bar of the United States Supreme Court. He is also a partner in The National Group, a consulting firm.

In anticipation of expanding the board of directors, the Company adopted a director compensation plan. Pursuant to the plan, each eligible director shall receive:

•
Options to purchase 20,000 shares of common stock upon joining the board. The options shall vest as follows: (i) 10,000 shall vest on the one month anniversary of joining the Board; and (ii) 10,000 shall vest quarterly over a one year period commencing on the date such Director joins the Board;

•
Each Director will receive, starting on their first year anniversary of service and each subsequent anniversary thereafter, options to purchase 10,000 shares of common stock. These annual stock option awards will vest quarterly during the year; and

•	Each Director will receive options to purchase an additional 5,000 shares for each committee on which he or she serves. These special grant options will vest quarterly during the year.

The exercise price for the options to be granted to the directors shall be the market price of the stock on each applicable grant date.

Item 8.01	Other Events

On April 24, 2007, Neuralstem, Inc. issued a press release announcing that appointment of Mr. Ogilvie and Mr. Oldaker to the Company’s board of directors.

A copy of that press release is attached to this report as Exhibit 99.1.

Item 9.01	Financial Statement and Exhibits.

Exhibit Number	Description
99.1	Press Release Dated April 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NEURALSTEM, INC.

By:	/s/ I. Richard Garr
I. Richard Garr Chief Executive Officer

Dated: April 24, 2007